                                  SCHEDULE 14A
                                 (RULE 14A-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

           PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [  ]

Check the appropriate box:
[X] Preliminary Proxy Statement                      [ ] Confidential, For Use
                                                     of the Commission Only (as
                                                     permitted by Rule
                                                     14a-6(e)(2))
[ ] Definitive Proxy Statement
[ ] Definitive Additional Materials

[ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                 Zindart Limited
                ------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


    ------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

         [X] No fee required.

         [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
             0-11.

                (1) Title of each class of securities to which transaction applies:

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                (2)     Aggregate number of securities to which transaction
                        applies:

                ----------------------------------------------------------------

                (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

                ----------------------------------------------------------------

                (4)     Proposed maximum aggregate value of transaction:

                ----------------------------------------------------------------

                (5)     Total fee paid:

                ----------------------------------------------------------------


        [ ] Fee paid previously with preliminary materials.

        [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

                (1)     Amount previously paid:

                ----------------------------------------------------------------

                (2)     Form, schedule or registration statement no.:

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                (3)     Filing party:

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                (4)     Date filed:

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

                                ZINDART LIMITED

                NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS
                        TO BE HELD ON SEPTEMBER 6, 2001

To the Shareholders of Zindart Limited:

     You are cordially invited to the Annual General Meeting of Shareholders of Zindart Limited, a Hong Kong corporation (the "Company"), to be held on September 6, 2001 at 2:00 p.m. local time at the Mandarin Oriental Hotel, 222 Sansome Street, San Francisco, California, United States of America for the following purposes:

        1. To adopt the audited financial statements and the reports of the directors and auditors of the Company for the fiscal year ended March 31, 2001.

        2. To re-elect ten directors to serve for the ensuing year and until their successors are elected.

        3. To approve an amendment to the Company's 1997 Equity Incentive Plan, as amended, (1) to increase the aggregate number of Ordinary Shares and/or American Depositary Shares ("ADSs") authorized for issuance under such plan from 1,320,000 to 2,200,000, an increase of 880,000 Ordinary Shares and/or ADSs and (2) to increase the maximum share awards that may be granted to an individual in any calendar year from 75,000 Ordinary Shares and/or ADSs to 100% of the Ordinary Shares and/or ADSs available for issuance under such plan.

        4. To authorize the Board of Directors to issue all or part of the authorized but unissued shares of the Company, in such manner and to such persons as they shall in their absolute discretion deem fit, such authorization to lapse at the Company's next annual general meeting.

        5. To re-appoint Arthur Andersen & Co as independent auditors of the Company for the fiscal year ending March 31, 2002.

        6. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

     The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

     The Board of Directors has fixed the close of business on July 31, 2001 as the record date for the determination of shareholders entitled to notice of this Annual General Meeting.

                                          By Order of the Board of Directors,

                                          Alexander M.K. Ngan
                                          President and Chief Executive Officer

Tai Po, New Territories, Hong Kong
August [3], 2001

     All shareholders are cordially invited to attend the meeting in person. Any shareholder entitled to attend and vote at the meeting is entitled to appoint a proxy to attend and vote on his or her behalf; a proxy holder need not be a shareholder of the Company. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy as promptly as possible in order to ensure your representation at the meeting. A postage-prepaid return envelope is enclosed for that purpose. Even if you have given your proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain from the record holder a proxy issued in your name.

                                ZINDART LIMITED
              FLAT C & D, 25/F BLOCK 1, TAI PING INDUSTRIAL CENTRE
                                57 TING KOK ROAD
                            TAI PO, NEW TERRITORIES
                            HONG KONG S.A.R., CHINA
                            ------------------------

           PROXY STATEMENT FOR ANNUAL GENERAL MEETING OF SHAREHOLDERS
                               SEPTEMBER 6, 2001

                 INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

     The enclosed proxy is solicited on behalf of the Board of Directors (the "Board") of Zindart Limited, a company incorporated with limited liability under the laws of Hong Kong (the "Company"), for use at the Annual General Meeting of Shareholders to be held on September 6, 2001, at 2:00 p.m. local time (the "Annual General Meeting"), or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual General Meeting. The Annual General Meeting will be held at the Mandarin Oriental Hotel, 222 Sansome Street, San Francisco, California, United States of America. The Company intends to mail this proxy statement and accompanying proxy card on or about August [3], 2001 to all holders of Ordinary Shares ("Shares") of the Company ("Shareholders") entitled to vote at the Annual General Meeting.

SOLICITATION

     The Company will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy and any additional information furnished to Shareholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names Shares or American Depositary Shares ("ADSs") beneficially owned by others to forward to such beneficial owners. The Company may reimburse persons representing beneficial owners of Shares and ADSs for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, electronic mail, facsimile transmission or personal solicitation by directors, officers or other regular employees of the Company. No additional compensation will be paid to directors, officers or other regular employees for such services.

NOTICE, VOTING RIGHTS AND OUTSTANDING SHARES AND ADSS

     Only holders of record of Shares (including those represented by ADSs) at the close of business on July 31, 2001 will be entitled to notice of the Annual General Meeting. At the close of business on July 31, 2001, the Company had
outstanding and entitled to vote 8,834,125 Shares, of which [       ] were
represented by ADSs.

     Each holder of record of Shares on such date will be entitled to one vote for each Share held on all matters to be voted upon at the Annual General Meeting. The Bank of New York, as depositary of the ADSs (the "Depositary"), has advised the Company that it intends to mail to all owners of the ADSs this Proxy Statement and the accompanying Notice of Annual General Meeting. Upon the written request of an owner of record of ADSs, the Depositary will endeavor, insofar as practicable, to vote or cause to be voted the amount of Shares represented by the ADSs evidenced by the American Depositary Receipts (the "ADRs") related thereto in accordance with the instructions set forth in such request. The Depositary has advised the Company that it will not vote or attempt to exercise the right to vote that attaches to the Shares other than in accordance with such instructions. As the holder of record for all of the Shares represented by the ADSs, only the Depositary may vote such Shares at the Annual General Meeting.

     When proxies are properly dated, executed and returned, the Shares they represent will be voted at the Annual General Meeting in accordance with the instructions of the stockholder. If no specific instructions are given, the Shares will be voted FOR proposals 1, 2, 3, 4 and 5 and in the proxy holder's discretion as to other matters that may properly come before the Annual General Meeting.

     All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions, broker non-votes and depositary non-votes. Abstentions will be counted towards a quorum but will not be counted for any purpose in determining whether a matter is approved. Broker non-votes and depositary non-votes will not be counted towards a quorum or for any purpose in determining whether a matter is approved.

REVOCABILITY OF PROXIES

     Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with the Secretary of the Company at the Company's principal executive office, Zindart Limited, Flat C & D, 25/F Block 1, Tai Ping Industrial Centre, 57 Ting Kok Road, Tai Po, New Territories, Hong Kong S.A.R., China., a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy.

SHAREHOLDER PROPOSALS

     Proposals which Shareholders of the Company wish to be considered for inclusion in the Company's proxy statement and proxy card for the 2002 Annual General Meeting must be received by the Secretary of the Company by April 5, 2002 and must comply with the requirements of Rule 14a-8 under the Securities Exchange Act of 1934, as amended. The submission of a proposal does not assure that it will be included in the proxy statement or proxy card.

     The Hong Kong Companies Ordinance provides that Shareholders who hold at least 5% of the total number of outstanding Shares, or a group of at least 100 Shareholders who hold Shares on which there has been paid an average of at least HK$2,000 per Shareholder, may submit a proposal to be presented at the Company's 2002 Annual General Meeting of Shareholders. Such proposals must be deposited at the Company's registered office at least six weeks prior to the Company's 2002 Annual General Meeting of Shareholders, which the Company anticipates will take place in September 2002. If a proposal has been submitted and the Company's 2002 Annual General Meeting of Shareholders is thereafter called for a date six weeks or less after the date of submission, then such proposal will be deemed to have been timely submitted.

                                   PROPOSAL 1

                    ADOPTION OF AUDITED FINANCIAL STATEMENTS

     The Board recommends that the audited financial statements for the fiscal year ended March 31, 2001, which are included in the Annual Report sent to the Shareholders of the Company concurrently with this proxy statement, be adopted. The financial statements for the fiscal year ended March 31, 2001 were audited by Arthur Andersen & Co and were reviewed and approved by the Board prior to the Annual General Meeting.

     The affirmative vote of the holders of a majority of the Shares present in person or represented by proxy and entitled to vote at the meeting will be required to approve this Proposal 1.

              THE BOARD RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 1.

                                   PROPOSAL 2

                             ELECTION OF DIRECTORS

     There are ten nominees for the eleven Board positions presently authorized in the Company's Articles of Association. Each director to be elected will hold office until the next Annual General Meeting of Shareholders and until such director's successor is elected and has qualified, or until such director's earlier death, resignation or removal. Each nominee listed below is currently a director of the Company and each director was elected by the Shareholders at the 2000 Annual General Meeting.

     Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the ten nominees named below. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such Shares will be voted for the election of such substitute nominee as management may propose. Each person nominated for election has agreed to serve if elected, and management has no reason to believe that any nominee will be unable to serve.

     Directors will be elected by a majority of the Shares present in person or represented by proxy and entitled to vote at the meeting.

      THE BOARD RECOMMENDS A VOTE IN FAVOR OF ALL OF THE LISTED NOMINEES.

NOMINEES

     The names of the nominees, their ages as of March 31, 2001, and the principal positions with the Company held by them, are as follows:

NAME                                AGE    PRINCIPAL POSITION HELD WITH THE COMPANY
----                                ---    ----------------------------------------
Peter A.J. Gardiner...............  65     Chairman of the Board
Robert A. Theleen(1)..............  55     Vice-Chairman of the Board
Alexander M. K. Ngan..............  50     Director, President, and Chief Executive
                                           Officer
Christopher Guest.................  54     Director and Chief Executive Officer of
                                           Corgi Classics Limited
George Chen.......................  50     Director
Feather S. Y. Fok(3)..............  39     Director
James E. Gilleran(2)..............  67     Director
Leo Paul Koulos(1)(2).............  67     Director
Gordon L. M. Seow.................  68     Director
Victor Yang(1)(2).................  55     Director

---------------
(1) Member of the Compensation Committee.

(2) Member of the Audit Committee.

(3) Ms. Fok served as Chief Financial Officer ("CFO") of the Company for the fiscal year ended March 31, 2001. Ms. Fok resigned from her position as CFO as of March 31, 2001.

     Peter A.J. Gardiner serves as the Chairman of the Board of Directors. Mr. Gardiner joined the Board in January 2000. Previously, Mr. Gardiner had been Chairman, Chief Executive Officer and a major shareholder of Veriflo Corporation, a leading manufacturer of semiconductor components. Mr. Gardiner received a bachelor's degree in brewing and industrial fermentation from Heriot-Watt University in Edinburgh, United Kingdom.

     Robert A. Theleen serves as Vice-Chairman of the Board of the Company and served as Chairman of the Board of Directors from January 1997 until September 2000. Mr. Theleen is also the founder and Chairman of ChinaVest, a group of venture capital investment funds. Mr. Theleen joined the Board of Directors in January 1997. Mr. Theleen is a director of several ChinaVest portfolio companies. Mr. Theleen is a founding member of the executive committee of the Hong Kong-Taipei Business Cooperation Committee of the Hong

Kong General Chamber of Commerce. Mr. Theleen received a B.A. degree from Duquesne University and an M.B.A. from the American School of International Management.

     Alexander M.K. Ngan has served as President and Chief Executive Officer since May 8, 1998 and as a director since October 1995. Mr. Ngan is a partner of ChinaVest, which he joined in 1993. Mr. Ngan is a director of several privately held ChinaVest portfolio companies. Prior thereto, Mr. Ngan worked for over 20 years in banking and financial consulting in Canada and Hong Kong. Mr. Ngan received a Bachelor of Mathematics degree from the University of Waterloo, Ontario.

     Christopher Guest joined the Board as a director in June 1999. Mr. Guest is the Chief Executive Officer of Corgi Classics Limited ("Corgi"), a subsidiary of the Company. Mr. Guest joined Corgi in 1984 as Sales and Marketing Director. He was appointed Managing Director of Corgi in 1988, and was responsible for the integration of Corgi with Mattel in connection with Mattel's acquisition of Corgi. He left Corgi in January 1995 after completion of the integration. Later the same year, he led Corgi's management in a leveraged buyout of the company from Mattel. His previous marketing experience includes seven years with Unilever PLC and eight years with Mars Inc. Mr. Guest received a Bachelor of Arts degree in English and Economics from the University of York.

     George Chen has served as a director since January 2000. Mr. Chen is the Chief Executive Officer of Tait Asia Limited, a food and beverage distribution company in China. He is also a director of, Tait Asia Ltd., South Pacific Sea Land Air Ltd., Sea Star Fishing Co. Ltd., Pacific Genesis Ltd., China Food and Beverage.com, Ltd., Tonga Petroleum & Gas Ltd. and China National Advertising Co. Mr. Chen is a graduate of Boston University and has a bachelor's degree in business administration.

     Feather S.Y. Fok has served as a director since August 1993. Ms. Fok served as Chief Financial Officer from August 1993 to March 2001. Ms. Fok joined the Company in January 1989. Before joining the Company, Ms. Fok worked in the Audit and Business Advisory division of Arthur Andersen & Co in Hong Kong. Ms. Fok is a Certified Public Accountant in Hong Kong and an associate member of the Hong Kong Society of Accountants. Ms. Fok is also a member of the Chartered Association of Certified Accountants, United Kingdom. Ms. Fok received a bachelor's degree in Business Administration from the Chinese University of Hong Kong.

     James E. Gilleran joined the Board in March 1997. Mr. Gilleran served as Chairman of the Board and Chief Executive Officer of Bank of San Francisco and its holding company from January 1994 through December 2000 when the bank was sold. Prior thereto, Mr. Gilleran served as Superintendent of Banks of the California State Banking Department. Mr. Gilleran received a B.B.A. degree from Pace University, and a J.D. from Northwestern California University.

     Leo Paul Koulos joined the Board in March 1997. Prior to the sale of his company, Mr. Koulos was President and Chief Executive Officer of National Coupon Redemption Service, Inc., a national clearinghouse for manufacturers' cents-off coupons and served as Chairman and Chief Executive Officer of Coupon Processing Associates, Inc., of Texas, and its Mexican affiliate, Enlace Vital, S.A. de. C.V. He is now the Chairman of the Board of International Data, LLC, its successor company. Mr. Koulos received a B.A. degree from the University of San Francisco.

     Gordon L.M. Seow joined the Board in March 1998. He is a barrister-at-law from Lincoln's Inn, United Kingdom. Mr. Seow was a director of Shell Eastern Petroleum (Pte) Ltd., Singapore and retired from the company in 1987 after 30 years of service. He then joined the Ministry of Foreign Affairs in 1988 and served as Singapore's Commissioner to Hong Kong from 1988 to 1994 and subsequently retired. Mr. Seow is currently a director of several companies in Singapore, including Hotel Properties Ltd, Kim Eng Holdings Ltd and Pacific Century Regional Developments Ltd. He is a member of the advisory board of ChinaVest IV-B.

     Victor Yang joined the Board in March 1998. He is a founding partner of and has practiced for over 20 years with the Canadian law firm Boughton Peterson Yang Anderson, Solicitors and resides currently in the firm's Hong Kong office. Mr. Yang has served on the Board of Directors of various publicly listed companies in Canada, Singapore and Hong Kong. He is also a member of the law societies of British Columbia, Canada, Hong Kong and United Kingdom.

BOARD COMMITTEES AND MEETINGS

     The business and affairs of the Company are managed under the direction of the Company's Board. The Board monitors the overall performance of the Company and oversees strategic planning. The Board also monitors the Company's financial controls and reviews and ratifies the selection and compensation of senior executives.

     During fiscal year ended March 31, 2001, the Board held three meetings and acted by written consent one time. The Board has two standing committees: the Audit Committee and the Compensation Committee.

     The Audit Committee reviews the Company's internal accounting procedures and considers and reports to the Board with respect to other auditing and accounting matters, including the selection of the Company's independent auditors, the scope of annual audits, fees to be paid to our independent auditors and the performance of the Company's independent auditors. The Audit Committee is currently composed of three members: Mr. Gilleran, Mr. Koulos and Mr. Yang. Both Mr. Gardiner and Mr. Theleen served on the Audit Committee during a portion of fiscal year ended March 31, 2001; however, on January 11, 2001 (Hong Kong time), Mr. Theleen and Mr. Gardiner resigned from the Audit Committee. On January 11, 2001 (Hong Kong time), Mr. Koulos was appointed to the Audit Committee.

     The Audit Committee met twice during fiscal year ended March 31, 2001 and all directors who were members of the committee at the time of such meetings were present.

     The Company's Compensation Committee makes recommendations concerning salaries and incentive compensation, administers and awards stock options to employees and consultants under the Company's stock option plans, otherwise determines compensation levels and performs such other functions regarding compensation as the Board may delegate. The Compensation Committee is composed of Mr. Theleen, Mr. Koulos and Mr. Yang. The Compensation Committee met once during fiscal year ended March 31, 2001 and all members were present.

     During the fiscal year ended March 31, 2001 each Board member attended 75% or more of the aggregate of the meetings of the Board and of the committees on which he or she served that were held during the period for which he or she was a director or committee member, respectively, except Ms. Fok.

                                   PROPOSAL 3

          APPROVAL OF THE AMENDMENT TO THE 1997 EQUITY INCENTIVE PLAN

     In May 1997, the Board adopted, and the Shareholders subsequently approved, the Company's 1997 Equity Incentive Plan (the "Incentive Plan"), authorizing:
(1) the issuance of 672,500 Shares and (2) the repurchase, by the Company, of such Shares in accordance with the terms of the Incentive Plan, subject to compliance with Hong Kong law. The Incentive Plan provides that the Company may, at its option, issue ADSs in lieu of Shares or convert Shares into ADSs in order to comply with applicable U.S. securities laws or otherwise.

     In May 1998, the Board approved an amendment to the Incentive Plan and the Shareholders subsequently approved an increase in the number of Shares authorized for issuance under the Incentive Plan from a total of 672,500 Shares to a total of 1,320,000 Shares, an increase of 647,500 Shares. In addition, the Board and the Shareholders authorized the Company to repurchase unvested Shares thereunder, subject to compliance with Hong Kong law.

     In April 2001, the Board approved an amendment to the Incentive Plan, subject to Shareholder approval, increasing the number of Shares authorized for issuance under the Incentive Plan from a total of 1,320,000 to a total of 2,200,000 Shares, an increase of 880,000 Shares. As a result of prior grants of options and subsequent cancellation of certain options under the Incentive Plan to directors, officers and other employees of the Company, the number of remaining Shares available for future grants is 449,625 Shares as of March 31, 2001. The Board has determined that this number is insufficient to maintain the Incentive Plan as an incentive device.

     In July 2001, the Board approved an amendment to the Incentive Plan, subject to Shareholder approval, authorizing the Company to grant share awards to a person in any calendar year in an amount up to 100% of the Shares available for issuance under the Incentive Plan. Currently, the Incentive Plan provides that the Company may not grant a person share awards covering more than 75,000 Shares in any calendar year, except that an employee may be granted options to purchase an additional 25,000 Shares in connection with the commencement of employment.

     The Board believes that the availability of award grants under the Incentive Plan enhances the Company's ability to attract, motivate and retain the caliber of directors, officers and other employees necessary for the Company's future growth and success. The Board also believes that increasing the number of Shares available under the Incentive Plan, as well as increasing the number of Shares the Company may annually grant to an individual, will help the Company achieve its goals by keeping its incentive compensation program competitive with those of comparable companies.

     At the Annual General Meeting you are being requested to approve an amendment to the Incentive Plan (1) to increase the number of Shares reserved for issuance under the Incentive Plan from 1,320,000 to 2,200,000 and (2) to authorize the Company to grant share awards to a person in any calendar year in an amount up to 100% of the Shares available for issuance under the Incentive Plan.

     The affirmative vote of the holders of a majority of the Shares present in person or represented by proxy and entitled to vote at the meeting will be required to approve this Proposal 3.

              THE BOARD RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 3.

     The following is a summary of the provisions of the Incentive Plan as amended and restated. References in the summary to the Incentive Plan are to such plan as amended. Such summary is qualified in its entirety by reference to the text of the Incentive Plan. If the amendment is not approved by the Shareholders, the Incentive Plan will continue in effect under the present terms.

GENERAL

     The Incentive Plan provides for, in the case of U.S. persons, incentive stock options, nonstatutory stock options and Share bonuses. For non-U.S. persons, awards granted under the Incentive Plan will be only nonstatutory stock options and Share bonuses. Incentive stock options granted under the Incentive Plan are intended to qualify as "incentive stock options" within the meaning of
Section 422 of the Code and the regulations promulgated thereunder. Nonstatutory stock options granted under the Incentive Plan are intended not to qualify as incentive stock options under the Code. See "Federal Income Tax Information" for a discussion of the tax treatment of incentive and nonstatutory stock options.

PURPOSE

     The Incentive Plan was adopted to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to employees, directors and consultants of the Company and its subsidiaries and to promote the success of the Company's business.

FORMS OF BENEFIT

     The Incentive Plan provides for incentive stock options, nonstatutory stock options and Share bonuses (collectively, "Share Awards").

ADMINISTRATION

     The Incentive Plan is administered by the Board unless and until the Board delegates administration to a committee composed of two or more Board members, all of the members of which committee may be non-employee directors (as defined under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) and may also be, in the discretion of the Board, outside directors (as defined under the Code). If administration is delegated to a committee, such committee will have, in connection with the administration of the Incentive Plan, the powers possessed by the Board, subject, however, to such resolutions, not inconsistent with the provisions of the Incentive Plan, as may be adopted from time to time by the Board. The Board or the committee may delegate to a subcommittee the authority to grant Share Awards to eligible persons. The Board may abolish a committee or subcommittee at any time and revest in the Board the administration of the Incentive Plan. The Board has delegated the administration of the Incentive Plan to the Compensation Committee. References to the Board include the Compensation Committee.

     The Board has the power to determine from time to time which of the persons eligible under the Incentive Plan shall be granted awards, the type of awards to be granted, when and how each award shall be granted, to construe and interpret the Incentive Plan and awards granted under it, and to establish, amend and revoke rules and regulations for its administration. The Board may correct any defect in the Incentive Plan or in any award agreement to make the Incentive Plan fully effective.

SHARES SUBJECT TO THE INCENTIVE PLAN

     The maximum aggregate number of Shares that may be awarded under the Incentive Plan is 2,200,000 Shares, subject to certain adjustments upon changes in capitalization. The Shares may be authorized but unissued. If options granted under the Incentive Plan expire or become unexercisable without having been exercised in full, or are surrendered pursuant to an option exchange program, the unpurchased Shares that were subject thereto shall become available for future award or sale under the Incentive Plan (unless the Incentive Plan has terminated). Shares that have been issued under the Incentive Plan shall not be returned to, or become available for future distribution under, the Incentive Plan except for unvested Shares repurchased by the Company at their original purchase price and subject to compliance with Hong Kong law.

ELIGIBILITY

     Incentive stock options may be granted under the Incentive Plan only to U.S. employees of the Company or any parent or subsidiary of the Company. Nonstatutory stock options and Share bonuses may be granted only to employees, directors or consultants.

     No person is eligible for the grant of an incentive stock option if, at the time of grant, such person owns (or is deemed to own pursuant to Section 424(d) of the Code) Shares possessing more than 10% of the total combined voting power of all classes of Shares of the Company unless the exercise price of such option is at least 110% of the fair market value per Share subject to the option at the date of grant and the option is not exercisable after the expiration of five years from the date of grant. The maximum Share Awards that a person may be granted in any calendar year is equal to 100% of the Shares and or/ADSs available for issuance under the Incentive Plan.

TERM AND TERMINATION

     No option is exercisable after the expiration of ten years from the date it was granted.

     In the event an optionee's continuous status as an employee, director or consultant is terminated, the optionee may exercise his or her option (to the extent that the optionee was entitled to exercise it at the time of termination) but only within the earlier of (i) the date three months (or such other date as set forth in the option agreement) after the termination of the optionee's continuous status as an employee, director or consultant, or (ii) the expiration of the term of the option as set forth in the option agreement.

     An optionee's option agreement may also provide that if the exercise of the option following the termination of the optionee's continuous status as an employee, director, or consultant would result in liability under Section 16(b) of the Exchange Act, then the option shall terminate on the earlier of (i) the expiration of the term of the option set forth in the option agreement, or (ii) the tenth day after the last date on which such exercise would result in such liability under Section 16(b) of the Exchange Act. Finally, an optionee's option agreement may also provide that if the exercise of the option following the termination of the optionee's continuous status as an employee, director or consultant (other than upon the optionee's death or disability) would be prohibited at any time solely because the issuance of Shares would violate the registration requirements under the Securities Act of 1933, as amended (the "Securities Act") then the option shall terminate on the earlier of (i) the expiration of the term of the option as set forth in the immediately preceding paragraph, or (ii) the expiration of a period of three months after the termination of the optionee's continuous status as an employee, director or consultant during which the exercise of the option would not be in violation of such registration requirements.

     In the event an optionee's continuous status as an employee, director or consultant terminates as a result of the optionee's death or disability, the optionee (or such optionee's estate, heirs or beneficiaries) may exercise his or her option, but only within the period ending on the earlier of (i) 12 months following such termination or (ii) the expiration of the term of the option as set forth in the option agreement.

EXERCISE/PURCHASE PRICE

     The exercise price of incentive stock options under the Incentive Plan shall be no less than 100% of the fair market value per Share on the date of grant; provided, however, the exercise price of incentive stock options granted to an employee of the Company, who at the time of the grant of such incentive stock options, owns Shares representing more than 10% of the voting power of all classes of Shares of the Company or any Parent or Subsidiary, shall be no less than 110% of the fair market value per Share on the date of grant, and the term of the option will not exceed five years from the date of grant. The exercise price of nonstatutory stock options under the Incentive Plan shall be no less than 100% of the fair market value per Share on the date of grant.

CONSIDERATION

     The exercise price of options granted under the Incentive Plan may be paid to the extent permitted by applicable statutes and regulations either (a) in cash (or check) at the time the option is exercised or (b) at the discretion of the Board, at the time of the grant of the option, (i) by delivery to the Company of other Shares of the Company, (ii) according to a deferred payment or other arrangement subject to the terms of the Incentive Plan, or (iii) in any other form of legal consideration that may be acceptable to the Board.

TRANSFERABILITY

     An incentive stock option shall not be transferable except by will or by the laws of descent and distribution, and shall be exercisable during the lifetime of the person to whom the incentive stock option is granted only by such person. A Share bonus shall not be transferable except by will or by the laws of descent and distribution or pursuant to a domestic relations order. A nonstatutory stock option shall be transferable only to the extent specifically provided for in the option agreement evidencing the nonstatutory stock option, provided that if the nonstatutory stock option agreement does not provide for transferability, then the option is not transferable except by will or by the laws of descent and distribution or pursuant to a domestic relations order. An award holder may designate a beneficiary who may exercise his or her award after death.

VESTING

     The total number of Shares subject to an option may, but need not, be allotted in periodic installments. The option agreement may provide that from time to time during each of such installment periods, the option may become exercisable ("vest") with respect to some or all of the Shares allotted to that period, and may be exercised with respect to some or all of the Shares allotted to such period and/or any prior period as to which the option became vested but was not fully exercised. The option may be subject to such other terms and conditions on the time or times when it may be exercised (which may be based on performance or other criteria) as the Board may deem appropriate.

     Share bonuses granted under the Incentive Plan may, but need not, be subject to a repurchase option in favor of the Company, subject to compliance with Hong Kong law, in accordance with a vesting schedule determined by the Board.

CANCELLATION AND REGRANT

     In the event of a decline in the fair market value of the Shares, the Board may, at any time, replace one or more outstanding options with new options with a lower exercise price. To the extent required by Section 162(m), a repriced option is deemed canceled and a new option granted. Both the canceled and new options are counted toward the per-person Share limitation.

ADJUSTMENTS UPON CHANGES IN SHARES

     If any change is made in the Shares subject to the Incentive Plan, or subject to any Share Award, without receipt of consideration by the Company (through merger, consolidation, reorganization, recapitalization, reincorporation, Share dividend, dividend in property other than cash, Share split, liquidating dividend, combination of Shares, exchange of Shares, change in corporate structure or other transaction not involving the receipt of consideration by the Company), the class(es) and maximum number of Shares subject to the Incentive Plan, the maximum annual award applicable under the Incentive Plan and the class(es) and number of Shares and price per Share subject to outstanding Share Awards will be appropriately adjusted. Such adjustments shall be made by the Board or committee(s) delegated by the Board to administer the Incentive Plan and shall be final, binding and conclusive.

     In the event of a merger, consolidation, liquidation, dissolution or the sale of substantially all of the Company's assets or a reverse merger in which the Company is the surviving corporation (but the Shares of the Company outstanding immediately preceding the merger are converted by virtue of the merger into other property), any surviving or acquiring corporation shall assume any Share Awards outstanding under the Incentive Plan or shall substitute similar awards for those outstanding under the Incentive Plan. In the event a surviving or acquiring corporation refuses to assume such Share Awards or substitute similar awards, then, with respect to Share Awards held by persons then performing services as employees, directors or consultants, the time during which such Share Awards may vest and be exercised shall be accelerated prior to completion of such transaction and such Share Awards shall be terminated if not exercised prior to such transaction.

AMENDMENT TO THE INCENTIVE PLAN

     The Board at any time, and from time to time, may amend the Incentive Plan. However, no amendment shall be effective unless approved by the Shareholders of the Company, to the extent Shareholder approval is necessary for the Incentive Plan to satisfy the requirements of Section 422 of the Code, to comply with the requirements of Rule 16b-3 of the Exchange Act or any NASDAQ or other securities exchange listing requirements or the laws of Hong Kong. The Board may in its sole discretion submit any other amendment to the Incentive Plan for Shareholder approval.

     Rights and obligations under any Share Award granted prior to an amendment to the Incentive Plan may not be impaired by any amendment without the prior written consent of the affected participant.

TERMINATION OR SUSPENSION OF THE INCENTIVE PLAN

     The Board may suspend or terminate the Incentive Plan at any time. Unless sooner terminated, the Incentive Plan shall terminate ten years from the date the Plan is adopted by the Board or approved by the Shareholders of the Company, whichever is earlier. No Share Awards may be granted under the Incentive Plan while the Incentive Plan is suspended or after it is terminated.

     Rights and obligations under any Share Award may not be impaired by suspension or termination of the Incentive Plan without the prior written consent of the affected participant.

HONG KONG INCOME TAX INFORMATION

     Any gain realized by the exercise of a stock option or the receipt of a Share bonus will be subject to salaries tax in Hong Kong. Salaries tax is a tax upon emoluments and benefits received by a person as a consequence of employment with, or holding an office with, a company. The current effective maximum rate of such taxation is 15%. The gain in respect of the exercise of an option is defined as the difference between the amount that a person might reasonably expect to obtain for itself in the open market at the time of the acquisition of the stock in question, and the value of the consideration given in respect of the exercise. Salaries tax is only chargeable where the source of such gain derives from Hong Kong. The source of gain is determined by reference to the source of the employee's salary. Therefore, where an option is exercised or a Share bonus is granted to an officer or an employee who is not engaged under a Hong Kong contract of employment or Hong Kong contract of service, any gains derived therefrom should not be subject to salaries tax.

     There is currently no tax charge in Hong Kong in respect of the grant of a stock option. In addition, there is currently no tax charge in Hong Kong in respect of any capital gain realized upon the subsequent sale of stock originally acquired pursuant to an option, except as mentioned above.

UNITED STATES FEDERAL INCOME TAX INFORMATION

     INCENTIVE STOCK OPTIONS. Incentive stock options under the Incentive Plan are intended to be eligible for the favorable U.S. federal income tax treatment accorded "incentive stock options" under the Code.

     There generally are no U.S. federal income tax consequences to the optionee or the Company by reason of the grant or exercise of an incentive stock option. However, the exercise of an incentive stock option may increase the optionee's U.S. alternative minimum tax liability, if any.

     If an optionee holds Shares acquired through exercise of an incentive stock option for at least two years from the date on which the option is granted and at least one year from the date on which the Shares are transferred to the optionee upon exercise of the option, any gain or loss on a disposition of such Shares will be capital gain or loss. Generally, if the optionee disposes of the Shares before the expiration of either of these holding periods (a "disqualifying disposition"), at the time of disposition, the optionee will realize taxable ordinary income equal to the lesser of (a) the excess of the Share's fair market value on the date of exercise over the exercise price, or
(b) the optionee's actual gain, if any, on the purchase and sale. The optionee's additional gain, or any loss, upon the disqualifying disposition will be a capital gain or loss, which will be long-term or short-term depending on how long the Shares were held. Capital gains currently are generally subject to lower tax rates than ordinary income. Slightly different rules may apply to optionees who acquire Shares subject to certain repurchase options or who are subject to Section 16(b) of the Exchange Act.

     To the extent the optionee recognizes ordinary income by reason of a disqualifying disposition, the Company will generally be entitled (subject to the requirement of reasonableness and the satisfaction of a tax reporting obligation) to a corresponding business expense deduction in the tax year in which the disqualifying disposition occurs.

     NONSTATUTORY STOCK OPTIONS. Nonstatutory stock options granted under the Incentive Plan generally have the following U.S. federal income tax consequences:

     There are no tax consequences to the optionee or the Company by reason of the grant of a nonstatutory stock option. Upon exercise of a nonstatutory stock option, the optionee normally will recognize taxable ordinary income equal to the excess of the Share's fair market value on the date of exercise over the option exercise price. With respect to employees, the Company is generally required to withhold from regular wages or supplemental wage payments an amount based on the ordinary income recognized. Generally, the Company will be entitled to a business expense deduction equal to the taxable ordinary income realized by the optionee. Upon disposition of the Shares, the optionee will recognize a capital gain or loss equal to the difference between the selling price and the sum of the amount paid for such Shares plus any amount recognized as ordinary income upon exercise of the option. Such gain or loss will be long-term or short-term depending on how long the Shares were held. Slightly different rules may apply to optionees who acquire Shares subject to certain repurchase options or who are subject to Section 16(b) of the Exchange Act.

     SHARE BONUSES. Share bonuses granted under the Incentive Plan generally have the following U.S. federal income tax consequences:

     Upon acquisition of the Shares, the recipient normally will recognize taxable ordinary income equal to the excess of the Share's fair market value over the purchase price, if any. However, to the extent the Shares are subject to certain types of vesting restrictions, the taxable event will be delayed until the vesting restrictions lapse unless the recipient elects to be taxed on receipt of the Shares. With respect to employees, the Company is generally required to withhold from regular wages or supplemental wage payments an amount based on the ordinary income recognized. Generally, the Company will be entitled to a business expense deduction equal to the taxable ordinary income realized by the recipient. Upon disposition of the Shares, the recipient will recognize a capital gain or loss equal to the difference between the selling price and the sum of the amount paid for such Shares plus any amount recognized as ordinary income upon acquisition (or vesting) of the Shares. Such gain or loss will be long-term or short-term depending on how long the shares were held. Slightly different rules may apply to recipients who acquire Shares subject to certain repurchase options or who are subject to Section 16(b) of the Exchange Act.

     POTENTIAL LIMITATIONS ON COMPANY DEDUCTIONS. Code Section 162(m) denies a deduction to any publicly held corporation for compensation paid to certain employees in a taxable year to the extent that compensation exceeds $1 million for a covered employee. It is possible that compensation attributable to Share Awards granted in the future under the Incentive Plan, when combined with all other types of compensation received by a covered employee from the Company, may cause this limitation to be exceeded in any particular year.

     Certain kinds of compensation, including qualified "performance-based compensation," are disregarded for purposes of the deduction limitation. In accordance with Treasury regulations issued under Section 162(m), compensation attributable to stock options will qualify as performance-based compensation, provided that the option is granted by a compensation committee comprised solely of "outside directors" and either: (i) the plan contains a per-employee limitation on the number of Shares for which options may be granted during a specified period, the per-employee limitation is approved by the Shareholders, and the exercise price of the option is no less than the fair market value of the Shares on the date of grant; or (ii) the option is granted (or exercisable) only upon the achievement (as certified in writing by the compensation committee) of an objective performance goal established in writing by the compensation committee while the outcome is substantially uncertain, and the option is approved by Shareholders. Share bonuses qualify as performance-based compensation under these Treasury regulations only if: (i) the award is granted by a compensation committee comprised solely of "outside directors"; (ii) the award is granted (or exercisable) only upon the achievement of an objective performance goal established in writing by the compensation committee while the outcome is substantially uncertain; (iii) the compensation committee certifies in writing prior to the granting (or exercisability) of the award that the performance goal has been satisfied; and (iv) prior to the granting (or exercisability) of the award, Shareholders have approved the material terms of the award (including the class of employees eligible for such award, the business criteria on which the performance goal is based, and the maximum amount (or formula used to calculate the amount) payable upon attainment of the performance goal).

                                   PROPOSAL 4

   AUTHORIZATION OF BOARD TO ISSUE ALL OR PART OF THE AUTHORIZED BUT UNISSUED SHARES OF THE COMPANY IN SUCH MANNER AND TO SUCH PERSONS AS THEY SHALL IN THEIR ABSOLUTE DISCRETION DEEM FIT, SUCH AUTHORIZATION TO LAPSE AT THE COMPANY'S NEXT
                                ANNUAL MEETING.

     Unlike the laws of most states of the United States, the Companies Ordinance of Hong Kong (the "Companies Ordinance") generally prohibits a corporation from issuing additional shares of its capital stock without the approval of its shareholders (unless the issue is pro rata to its existing shareholders). However, the Companies Ordinance also provides that a corporation's board of directors may issue authorized but unissued shares of that corporation at such time and in such a manner as the board of directors of the corporation may, in its discretion, deem fit, if the shareholders give general authorization to the board of directors to do so. If such authorization is provided, the corporation can avoid calling an extraordinary general meeting each time it wishes to issue shares. Such general authorization automatically lapses at the corporation's next annual general meeting.

     Accordingly, you are requested in this Proposal 4 to authorize the Board to issue all or part of the authorized and unissued Shares, subject to Section 57B of the Companies Ordinance, in such manner and to such persons as the Board may in its absolute discretion deem fit.

     The Board recommends that the unissued Shares of the Company be available to the Board for issuance in their discretion in order to provide additional flexibility to use its capital stock for business, investment and financial purposes in the future. If this Proposal 4 is approved, the additional Shares may be issued, without further Shareholder approval, for any purpose recommended by the Board including, without limitation, raising capital, providing equity incentives to employees, officers or directors, establishing strategic relationships with other companies and expanding the Company's business or product lines through the acquisition of other businesses or products.

     The affirmative vote of the holders of a majority of the Shares present in person or represented by proxy and entitled to vote at the meeting will be required to approve this Proposal 4.

              THE BOARD RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 4.

                                   PROPOSAL 5

            RE-APPOINTMENT OF THE SELECTION OF INDEPENDENT AUDITORS

     The Board recommends that Arthur Andersen & Co be re-appointed as the Company's independent auditors for the fiscal year ending March 31, 2002, subject to Shareholder ratification. Arthur Andersen & Co has audited the Company's financial statements since 1983. Representatives of Arthur Andersen & Co are expected to be present at the Annual General Meeting, will have an opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.

     The affirmative vote of the holders of a majority of the Shares present in person or represented by proxy and entitled to vote at the meeting will be required to approve this Proposal 5.

              THE BOARD RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 5.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth beneficial ownership of the Company's outstanding Shares as of May 2, 2001 by: (1) each person known by the Company to own beneficially more than 5% of the outstanding Shares, (2) each member of the Board of Directors, (3) the Company's Chief Executive Officer and its other four most highly compensated executive officers and (4) the executive officers, directors and nominees for director of the Company as a group.

     Information with respect to beneficial ownership is based upon information furnished by each director, officer or holder or contained in filings made with the Securities and Exchange Commission ("SEC"). Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that each of the Shareholders named in this table has sole voting and investment power with respect to the Shares indicated. Except as set forth below, the business address of each named individual is that of the Company.

                                                     SHARES       PERCENTAGE OF
                                                  BENEFICIALLY       SHARES
       NAME OF BENEFICIAL OWNER                       OWNED       OUTSTANDING(1)
       ------------------------                    ------------   --------------
ZIC Holdings Limited(2)...........................   2,611,111              29.6
HYP Holdings Limited(3)............................    492,713               5.6
Heartland Advisors, Inc.(4).......................   1,620,500              18.3
Gruber & McBaine Capital Management LLC(5)........     758,900               8.6
Advent International Corporation(6)...............     709,095               8.0
Alexander M.K. Ngan(7)(8).........................     418,000               4.7
Feather S.Y. Fok..................................          --                --
John H. Dunkel....................................          --                --
Trevor Dyer.......................................          --                --
George Chen.......................................          --                --
Peter A.J. Gardiner(8)............................     120,000               1.4
James E. Gilleran(8)..............................      30,000                 *
Christopher Guest.................................          --                --
Leo Paul Koulos(8)................................      32,000                 *
Gordon L.M. Seow(8)...............................      27,500                 *
Robert A. Theleen(7)..............................       4,000                 *
Victor Yang(8)....................................      20,000                 *
All executive officers, directors and nominees for
  director as a group (17 persons)(8).............     660,875               7.5

---------------
 *  Less than 1%

(1) Based on 8,834,125 Shares outstanding on May 2, 2001.

(2) The address of ZIC Holdings Limited ("ZIC") is c/o Maples & Calder, P.O. Box 309, Ugland House, South Church Street, Grand Cayman, Cayman Island. The ChinaVest Funds (described below in Note 7) own a majority of the voting securities of ZIC and therefore may be deemed to be the beneficial owner of the Shares directly owned by ZIC.

(3) The address of HYP Holdings Limited ("HYP") is c/o Mapes & Calder, P.O. Box 309, Ugland House, South Church Street, Grand Cayman, Cayman Island. The ChinaVest Funds (described below in Note 7) own a majority of the voting securities of HYP and therefore may be deemed to be the beneficial owner of the Shares directly owned by HYP.

(4) Based on the Form 13F filed May 11, 2001 by Heartland Advisors, Inc. The address of Heartland Advisors, Inc. is 789 North Water Street, Milwaukee, Wisconsin 53202.

(5) Based on a Schedule 13G jointly filed on June 29, 2001, Gruber & McBaine Capital Management LLC ("GMCM"), Jon D. Gruber ("Gruber"), J. Patterson McBaine ("McBaine"), Thomas O. Lloyd-Butler ("Lloyd-Butler") and Eric B. Swergold ("Swergold") beneficially own and have shared voting power with respect to 758,900 Shares. Pursuant to the Schedule 13G, Gruber also has sole voting authority for an additional 122,2000 Shares, and McBaine also has sole voting authority for an additional 94,100 Shares. GMCM is a registered investment advisor. Gruber and McBaine are managers, members and portfolio managers of GMCM. Lloyd-Buter and Swergold are members and portfolio managers of GMCM. The address for GMCM, Gruber, McBaine, Lloyd-Butler and Swergold is 50 Osgood Place, San Francisco, California 94133.

(6) Includes 511,228 Shares held indirectly as a shareholder of ZIC, and such Shares may be deemed to be beneficially owned by ZIC. Also include 197,867 Shares held indirectly as a shareholder of HYP, and such Shares may be deemed to be beneficially owned by HYP. Based on a Schedule 13D/A filed on April 8, 1998, the following table sets forth the aggregate number of Shares beneficially owned by the following Advent funds:

                               ENTITY                             NUMBER OF SHARES
                               ------                             ----------------

    Advent Global GECC Limited Partnership......................       64,683
                                                                      -------

    Advent Global Management Limited Partnership................       64,683

    Advent Asia/Pacific Fund Limited Partnership................       82,759

    Asia/Pacific Special Situations Fund Limited Partnership....      461,615

    Global Private Equity II Limited Partnership................       86,191

    Global Private Equity II PGGM Limited Partnership...........       10,823
                                                                      -------

    Advent International Limited Partnership....................      706,071

    Advent International Investors II Limited Partnership.......        3,024
                                                                      -------

    Advent International Corporation............................      709,095

    Advent Advisory Corporation ("AIC") is an investment advisory firm. AIC is the general partner of Advent International Limited Partnership ("AILP") and Advent International Investors II Limited Partnership. AILP is the general partner of Advent Asia/Pacific Fund Limited Partnership, Asia/Pacific Special Situations Fund Limited Partnership, Global Private Equity II Limited Partnership, and Global Private Equity II -- PGGM Limited Partnership, which are venture capital investment funds. AILP is also the general partner of Advent Global Management Limited Partnership ("AGMLP") which, in turn is the general partner of Advent Global GECC Limited Partnership, a venture capital investment fund. As such, AIC has the sole power to vote and dispose of the securities owned by the all of the above listed funds. The principal business address for the above mentioned funds is c/o Advent International Corporation, 101 Federal Street, Boston, Massachusetts 02110.

(7) Excludes 2,611,111 Shares owned by ZIC and 492,713 Shares owned by HYP which may be deemed to be beneficially owned by the ChinaVest Funds ("ChinaVest"). Based on a Schedule 13D filed on October 2, 1998, ChinaVest consist of ChinaVest Partners IV, a Delaware limited partnership ("Partners"), ChinaVest Management Ltd., a Bermuda corporation ("Management"), ChinaVest IV, L.P., a Delaware limited partnership ("IV"), ChinaVest IV-A, L.P., a Delaware limited partnership ("IV-A"), and ChinaVest IV-B, a Bermuda limited partnership ("IV-B"). Partners is the general partner of IV and IV-A, and Management is the general partner of IV-B. Messrs. Theleen and Ngan are general partners of Partners. Mr. Ngan and Mr. Theleen disclaim beneficial ownership of the Shares that may be deemed to be beneficially owned by ChinaVest, except to the extent they have a pecuniary interest in such Shares.

(8) Includes: 400,000, 120,000, 30,000, 30,000, 27,500, 20,000, 2,500, 3,125 and
    3,750 ADSs issuable upon exercise of options within 60 days after the date of this table with respect to Mr. Ngan, Mr. Gardiner, Mr. Gilleran, Mr. Koulos, Mr. Seow, Mr. Yang, Mr. Lai, Mr. Murphy and Mr. Li, respectively.

                             EXECUTIVE COMPENSATION

COMPENSATION OF DIRECTORS

     The Company's employee directors did not receive compensation for their services for the fiscal year ended March 31, 2001.

     The Company does not have a fixed compensation policy for its non-employee directors. Rather, the Board determines the compensation for the Company's non-employee directors annually. As compensation for their services for the fiscal year ended March 31, 2001, Mr. Gilleran, Mr. Koulos, Mr. Seow and Mr. Yang received a non-qualified stock option to purchase 10,000 Shares. Such options were fully vested upon grant.

     Directors did not receive any other compensation for serving on the Board or any committee thereof, but were reimbursed for their expenses for each Board or committee meeting they attended.

COMPENSATION OF EXECUTIVES

     The following table sets forth information concerning compensation of the Company's Chief Executive Officer and the Company's four most highly compensated executive officers other than the Chief Executive Officer whose salary and bonus exceeded $100,000 for the years ended March 31, 1999, 2000 and 2001 (collectively, the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                  ANNUAL COMPENSATION
                                FISCAL   --------------------------------------
                                 YEAR                            OTHER ANNUAL
 NAME AND PRINCIPAL POSITION    ENDED    SALARY($)   BONUS($)   COMPENSATION($)
 ---------------------------    ------   ---------   --------   ---------------
Alexander M.K. Ngan...........   2001     452,083     64,103            --
 President and Chief             2000     455,000    146,532            --
 Executive Officer               1999     408,493     82,016            --
Feather S.Y. Fok..............   2001     210,800         --            --
 Chief Financial                 2000     205,316     65,626            --
 Officer(1)                      1999     205,316     48,206            --
Christopher Guest.............   2001     191,616(3)  68,837(3)      1,806(5)
 Chief Executive Officer,        2000     124,722(4)  34,345(4)     21,812(4)(5)
 Corgi Classics Ltd.             1999          --(6)      --(6)         --
Trevor Dyer...................   2001     133,852(3)  42,549(3)     87,546(3)(5)
 Operations Director,            2000      93,211(4)  21,718(4)     59,231(4)(5)
 Corgi Classics Ltd.             1999          --(6)      --(6)         --
John H. Dunkel................   2001     152,500     16,856        18,000
 Vice President and              2000      59,583         --            --
 General Manager,                1999          --(6)      --(6)         --
 Corgi Classics, Inc.

                                                          LONG-TERM COMPENSATION
                                           -----------------------------------------------------
                                                     AWARDS
                                           ----------------------------          PAYOUTS
                                FISCAL     RESTRICTED     SECURITIES      ----------------------
                                 YEAR       STOCK        UNDERLYING       LTIP      ALL OTHER
 NAME AND PRINCIPAL POSITION     ENDED     AWARDS($)    OPTIONS/SARS(#)   PAYOUTS   COMPENSATION
 ---------------------------     -----     ---------    ---------------   -------   ------------
Alexander M.K. Ngan...........   2001         --             65,000         --          --
 President and Chief             2000         --                 --         --          --
 Executive Officer               1999         --            400,000         --          --
Feather S.Y. Fok..............   2001         --                 --         --          --
 Chief Financial                 2000         --             10,000(2)      --          --
 Officer(1)                      1999         --             10,000(2)      --          --
Christopher Guest.............   2001         --             80,000         --          --
 Chief Executive Officer,        2000         --                 --         --          --
 Corgi Classics Ltd.             1999         --                 --         --          --
Trevor Dyer...................   2001         --                 --         --          --
 Operations Director,            2000         --                 --         --          --
 Corgi Classics Ltd.             1999         --                 --         --          --
John H. Dunkel................   2001         --             20,000         --          --
 Vice President and              2000         --                 --         --          --
 General Manager,                2001         --                 --         --          --
 Corgi Classics, Inc.

---------------
(1) Ms. Fok served as CFO of the Company for the fiscal year ended March 31, 2001. Ms. Fok resigned from her position as CFO as of March 31, 2001.

(2) Ms. Fok voluntarily cancelled these options on February 9, 2001.

(3) Based on an exchange rate of $1.4183 = 1 British pound sterling as of March 31, 2001.

(4) Based on an exchange rate of $1.5922 = 1 British pound sterling as of March 31, 2000. Includes only compensation for the eight months commencing August 1999, the month that Corgi Classics Limited was acquired.

(5) Comprised of automobile allowance, pension contribution, health insurance premiums and, in respect of Mr. Dyer, residential rent allowance.

(6) The Named Executive Officer was not employed by the Company during the applicable period.

COMPENSATION PURSUANT TO PLANS

     The following tables show for the fiscal year ended March 31, 2001, certain information regarding options granted to, exercised by, and held at year end by the Named Executive Officers.

               OPTION GRANTS IN FISCAL YEAR ENDED MARCH 31, 2001

                               INDIVIDUAL GRANTS
                          ---------------------------                                    POTENTIAL
                          NUMBER OF                                                 REALIZABLE VALUE AT
                          SHARES OF      PERCENT OF                                 ASSUMED ANNUAL RATES
                            COMMON         TOTAL                                       OF STOCK PRICE
                            STOCK       OPTIONS/SARS    EXERCISE                      APPRECIATION FOR
                          UNDERLYING     GRANTED TO     PRICE PER                    OPTION TERM ($)(4)
                           OPTIONS      EMPLOYEES IN      SHARE      EXPIRATION     --------------------
          NAME            GRANTED(1)   FISCAL YEAR(2)   ($/SH)(3)       DATE           5%         10%
          ----            ----------   --------------   ---------   -------------   --------   ---------
Alexander M.K. Ngan.....    65,000           7.2%        $1.5625    Jan. 10, 2011   $63,872    $161,864
Feather S.Y. Fok........        --            --              --               --        --          --
Christopher Guest.......    80,000           8.9%        $1.5625    Jan. 10, 2011   $78,612    $199,218
Trevor Dyer.............        --            --              --               --        --          --
John H. Dunkel..........    20,000           2.2%        $1.5625    Jan. 10, 2011   $19,653    $ 49,804

---------------
(1) Such options vest in installments of 25% per year and such vesting period commences on the date of the grant.

(2) Based on options to purchase 900,000 ADSs granted to employees in fiscal year ended March 31, 2001.

(3) Represents the fair market value of the ADSs on January 11, 2001 (Hong Kong time), the date of such grant.

(4) In accordance with Securities and Exchange Commission rules, these columns show gains that might exist for the respective options, assuming that the market price of ADSs appreciates from the date of grant over a period of 10 years at the annualized rates of 5% and 10%, respectively. If the stock price does not increase above the exercise price at the time of exercise, realized value to the named executives from these options will be zero. These values do not take into account amounts required to be paid as income taxes under the Internal Revenue Code, any applicable state laws and any applicable tax laws promulgated by a foreign jurisdiction.

  AGGREGATED OPTION EXERCISES AND YEAR-END OPTION VALUES FOR FISCAL YEAR ENDED
                                 MARCH 31, 2001

                                                            NUMBER OF SECURITIES
                                                                 UNDERLYING               VALUE OF UNEXERCISED
                                                           UNEXERCISED OPTIONS AT        IN-THE-MONEY OPTIONS AT
                               SHARES                        FISCAL YEAR-END(#)            FISCAL YEAR-END($)
                             ACQUIRED ON      VALUE      ---------------------------   ---------------------------
           NAME              EXERCISE(#)   REALIZED($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
           ----              -----------   -----------   -----------   -------------   -----------   -------------
Alexander M.K. Ngan........      --            --          383,334        81,666           --           $16,250
Feather S.Y. Fok...........      --            --               --(1)         --(1)        --                --
Christopher Guest..........      --            --               --        80,000           --           $20,000
Trevor Dyer................      --            --               --            --           --                --
John H. Dunkel.............      --            --               --        20,000           --           $ 5,000

---------------
(1) This table excludes the 20,000 options granted to Ms. Fok in 1999 and 2000 and cancelled by Ms. Fok in February 2001.

     The "Value of Unexercised In-the-Money Options at Fiscal Year End" is based on a value of $1.8125 per share, the last reported sales price of the ADSs reported on the Nasdaq National Market on March 30, 2001, less the per share exercise price, multiplied by the number of Shares and/or ADSs issued upon exercise of the option.

SERVICE AGREEMENTS

     The Company entered into a service agreement dated May 8, 2001 with Mr. Ngan. The service agreement shall terminate upon the earliest of (1) the Company or Mr. Ngan giving to the other no less than three months' written notice or (2) one year from the date thereof. The service agreement provides for an annual bonus to be determined by the Board.

     The Company entered into a service agreement dated October 1, 1998 with Ms. Fok. Ms. Fok's service agreement terminated on December 31, 2000. Ms. Fok resigned from her position as Chief Financial Officer of the Company on March 31, 2001.

     Corgi entered into service agreements with Christopher Guest and Trevor Dyer on July 28, 1999. These service agreements have no fixed term. Mr. Guest's service agreement is terminable by three months notice from Mr. Guest and one year from Corgi. Mr. Dyer's service agreement is terminable by one month's notice from Mr. Dyer and six months from Corgi.

     Corgi entered into a service agreement with John H. Dunkel on November 15, 1999. The service agreement has no fixed term.

     On October 1, 2000, Zindart Limited, a corporation organized under the laws of Bermuda and an indirect wholly-owned subsidiary of the Company ("Zindart Bermuda") entered into an employment agreement with Peter Gardiner (Chairman of the Board of Directors of the Company). The agreement provides that Mr. Gardiner will serve as the Chief Executive Officer of Zindart Bermuda and perform such duties as determined by the Board of Directors of the Company for a base salary of $300,000 per year plus a performance-based annual bonus. Pursuant to the agreement, the Board of Directors of Zindart Bermuda retains the discretion to increase Mr. Gardiner's base salary at any time and in any amount as it so decides in its sole discretion. In addition, effective October 31, 2000, Mr. Gardiner was granted options to purchase 500,000 ADSs representing 500,000 Shares of the Company, with 120,000 of the ADSs vesting immediately upon the grant. Of the remaining 380,000 ADSs, one third vests on October 31, 2001 and the remaining two-thirds vest monthly over the following two year period. Zindart Bermuda may terminate Mr. Gardiner's employment with or without "cause" as defined in the agreement. However, if Zindart Bermuda terminates Mr. Gardiner without "cause," Zindart Bermuda must pay him severance equal to one full year of his base salary.

LIMITATION OF LIABILITY AND INDEMNIFICATION

     Pursuant to its Articles of Association, the Company may indemnify any director, officer or auditor of the Company out of assets of the Company against any liability incurred by him in the performance of his duties or in defending any proceedings, whether civil or criminal, in which judgment is given in his favor or which he is acquitted. Provided, however, that no such indemnity shall apply in respect of liability for negligence, default, breach of duty or breach of trust in relation to the affairs of the Company.

REPORT OF COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION(1)

     The Company applies a consistent philosophy to compensation for all employees, including senior management. It is based on the premise that achievements of the Company result from the coordinated efforts of all individuals working toward common objectives focused on meeting customer and shareholder expectations.

     The goals of the Company's compensation program are to align compensation with business objectives and performance while enabling the Company to attract, retain and reward employees who contribute to the long-term success of the Company. In all cases, attention is given to fairness in the administration of

---------------

(1) This section is not "soliciting material," is not deemed "filed" with the SEC, and is not incorporated by reference into any of our filings under the 1933 Act or the 1934 Act, whether made before or after the date hereof and irrespective of any general incorporation language contained in such filing.

compensation and to assuring that all employees understand the related performance evaluation and administrative process.

     The Company's compensation program for executive officers is based on the principles described above and it is administered by the Compensation Committee.

     The Company's executive compensation is intended to be consistent with leading companies in the Company's industry while being contingent upon the Company's achievement of near- and long-term objectives and goals. For the fiscal year ended March 31, 2001, the principal measures the Compensation Committee looked to in evaluating the Company's progress towards these objectives and goals were growth in revenues, net profits and customer satisfaction. The Company's executive compensation is based on four components, each of which is intended to serve the overall compensation philosophy.

BASE SALARY

     Base salary is targeted toward the middle to the top of the range established by comparable manufacturing companies in the People's Republic of China and Hong Kong. Base salaries are reviewed annually to ensure that the Company's salaries are competitive within the target range.

MERIT INCREASE

     Merit increases are designed to encourage management to perform at consistently high levels. Salaries for executives are reviewed by the Compensation Committee on an annual basis and may be increased at that time based on the Compensation Committee's agreement that the individual's overall contribution to the Company merits recognition. The salary adjustments reflected in the Summary Compensation Table were also affected, in the case of executive officers other than the Chief Executive Officer, by the evaluation of individual contributions to the Company as provided to the Compensation Committee by the Chief Executive Officer.

BONUSES

     Bonuses for executives are intended to be used as an incentive to encourage management to perform at a high level or to recognize a particular contribution by an employee or exceptional Company performance. Generally, the higher the employee's level of job responsibility, the larger the portion of the individual's compensation package that may be represented by a bonus. As is customary in Hong Kong and the People's Republic of China, the range of possible bonus amounts are determined upon commencement of employment. The actual bonus amount must be approved by the Chief Executive Officer and the Compensation Committee in the case of executives other than the Chief Executive Officer and by the Compensation Committee alone in the case of the Chief Executive Officer. In determining the bonus element of compensation, the Compensation Committee places particular emphasis on the Company's performance against the management objectives and goals described above.

STOCK OPTIONS

     The Compensation Committee believes that stock ownership by management is beneficial in aligning management and shareholder interests with respect to enhancing shareholder value. Stock options are also used to retain executives and motivate them to improve long-term stock market performance. Stock options are granted at the prevailing market value and will only have value if the Company's stock price increases. Generally, stock option grants vest 25% per year over four years.

     The Compensation Committee determines the number of options to be granted based upon the competitive marketplace, with a particular focus on determining what level of equity incentive is necessary to retain a particular individual. Outstanding historical performance by an individual is additionally recognized through larger than normal option grants.

CHIEF EXECUTIVE OFFICER

     The Compensation Committee uses the same philosophy described above with respect to other executive officers in setting the compensation for the Chief Executive Officer.

                                          COMPENSATION COMMITTEE
                                          Leo Paul Koulos, Chairman
                                          Robert A. Theleen
                                          Victor Yang

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Mr. Theleen, Mr. Koulos and Mr. Yang served on the Compensation Committee in fiscal year ended March 31, 2001. No director or executive officer of the Company serves on the compensation committee of the board of directors of any company for which Mr. Theleen, Mr. Koulos or Mr. Yang serve as executive officers or directors.

AUDIT COMMITTEE REPORT(2)

     The Audit Committee is comprised of three outside directors, all of whom are independent under Rule 4200(a)(15) of the National Association of Securities Dealers' ("NASD") listing standards. In fiscal year ended March 31, 2001, the Board approved and adopted a written charter, which sets forth the Audit Committee's duties and responsibilities and reflects new SEC regulations and NASD rules. A copy of the charter is attached as Attachment A to this Proxy Statement.

     The Audit Committee has reviewed and discussed the Company's audited financial statements for the fiscal year ended March 31, 2001 with management and with the Company's independent auditors, Arthur Andersen & Co. The Audit Committee has discussed with Arthur Andersen & Co the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit. The Audit Committee has received the written disclosures and the letter from Arthur Andersen & Co required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and has discussed with Arthur Andersen & Co their independence. The Audit Committee has considered the compatibility of the provision of non-audit services with maintaining the auditor's independence.

     Based on the Audit Committee's review of the audited financial statements and the review and discussions described in the foregoing paragraph, the Audit Committee recommended to the Board that the audited financial statements for the fiscal year ended March 31, 2001 be included in the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 2001 for filing with the SEC.

                                          AUDIT COMMITTEE
                                          James Gilleran, Chairman
                                          Leo Paul Koulos
                                          Victor Yang

---------------

(2) This section is not "soliciting material," is not deemed "filed" with the SEC, and is not incorporated by reference into any of our filings under the 1933 Act or the 1934 Act, whether made before or after the date hereof and irrespective of any general incorporation language contained in such filing.

PERFORMANCE MEASUREMENT COMPARISON(3)

     Set forth below is a line graph comparing (a) the cumulative total shareholder return of an investment of $100 in cash on March 4, 1997, the date of the Company's initial public offering of ADSs, in the Company's ADSs, based on its initial public offering price, with (b) the Standard & Poor's Small Cap 600 Index and (c) the Russell 2000 Index. All values assume reinvestment of the full amount of all dividends and are calculated as of March 31 of each year. This graph assumes that the value of the investment in the Company's Shares was $100 on March 4, 1997 and was $100 on February 28, 1997 for each of the comparison groups. The performance on the following graph is not necessarily indicative of future stock price performance.
[PERFORMANCE GRAPH]

                                                     ZINDART LIMITED           S & P SMALL CAP 600            RUSSELL 2000
                                                     ---------------           -------------------            ------------
3/4/97                                                   100.00                      100.00                      100.00
3/97                                                      92.50                       94.80                       95.10
3/98                                                     143.00                      139.00                      134.00
3/99                                                      56.30                      111.00                      110.00
3/00                                                      43.80                      144.00                      145.00
3/01                                                      18.13                      142.00                      125.00

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Since April 1, 2001, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which we were or are to be a party in which the amount involved exceeds $60,000 and in which any director, executive officer or holder of more than 5% of our common stock, or an immediate family member of any of the foregoing, had or will have a direct or indirect interest other than compensation arrangements, which are described above and the transactions described below.

OTHER TRANSACTIONS

     During fiscal year ended March 31, 2001, the Company paid ChinaVest a fee of $250,000 for management services.

     The Company intends that all future transactions with affiliates will be approved by a committee of disinterested directors.

---------------

(3) This section is not "soliciting material," is not deemed "filed" with the SEC, and is not incorporated by reference into any of our filings under the 1933 Act or the 1934 Act, whether made before or after the date hereof and irrespective of any general incorporation language contained in such filing.

OTHER MATTERS

     The Board knows of no other matters that will be presented for consideration at the Annual General Meeting. If any other matters are properly brought before the meetings, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

                                          By Order of the Board of Directors,

                                          Alexander M.K. Ngan
                                          President and Chief Executive Officer

August [3], 2001

     A COPY OF THE COMPANY'S ANNUAL REPORT TO THE SECURITIES AND EXCHANGE COMMISSION ON FORM 10-K FOR THE FISCAL YEAR ENDED MARCH 31, 2001 IS AVAILABLE WITHOUT CHARGE UPON WRITTEN REQUEST TO: SECRETARY, ZINDART LIMITED, FLAT C & D, 25/F BLOCK 1, TAI PING INDUSTRIAL CENTRE, 57 TING KOK ROAD, TAI PO, NEW TERRITORIES, HONG KONG S.A.R., CHINA.

                                                                    ATTACHMENT A

                                ZINDART LIMITED

                            AUDIT COMMITTEE CHARTER

I. ORGANIZATION

     The Audit Committee (the "Committee") of the Board of Directors (the "Board") of Zindart Limited (the "Corporation") shall be comprised of three or more directors as determined from time to time by resolution of the Board. Consistent with the appointment of other Board committees, the members of the Committee shall be elected by the Board at the annual organizational meeting of the Board or at such other time as may be determined by the Board. The Chairman of the Committee shall be designated by the Board, provided that if the Board does not so designate a Chairman, the members of the Committee, by majority vote, may designate a Chairman. The presence in person or by telephone of a majority of the Committee's members shall constitute a quorum for any meeting of the Committee. All actions of the Committee will require the vote of a majority of its members present at a meeting of the Committee at which a quorum is present.

II. STATEMENT OF POLICY

     The Committee shall provide assistance to the Board in fulfilling its legal and fiduciary obligations relating to accounting, auditing, financial reporting and internal control practices of the Corporation. The Committee shall oversee the audit efforts of the Corporation's independent accountants and internal auditors and, in that regard, shall take such actions as it may deem necessary to satisfy itself that the Corporation's auditors are independent of management. It is the objective of the Committee to maintain free and open means of communication among the directors, the independent auditors, the internal auditors, and the financial and senior management of the corporation.

III. COMPOSITION OF THE COMMITTEE

     (1) Each member of the Committee shall be an "independent" director within the meaning of the Nasdaq Marketplace rules and, as such, shall be free from any relationship that may interfere with the exercise of his or her independent judgment as a member of the Committee. Notwithstanding the foregoing, as permitted by the Nasdaq Marketplace rules, under exceptional and limited circumstances, one director who does not meet certain of the criteria for "independence" may be appointed to the Committee if the Board determines in its business judgment that membership on the Committee by such person is required by the best interests of the Corporation and its stockholders and the Corporation discloses in the annual proxy statement the nature of such person's relationship and the reasons for the Board's determination. All members of the Committee shall be financially literate at the time of their election to the Committee or shall become financially literate within a reasonable period of time after their appointment to the Committee. "Financial literacy" shall be determined by the Board in the exercise of its business judgment, and shall include a working familiarity with basic finance and accounting practices and an ability to read and understand fundamental financial statements. At least one member of the Committee shall have past employment experience in finance or accounting, requisite professional certification in accounting or any other comparable experience or background which results in the individual's financial sophistication, including being or having been a chief executive officer, chief financial officer or senior officer with financial oversight responsibilities. Committee members, if they or the Board deem it appropriate, may enhance their understanding of finance and accounting by participating in educational programs conducted by the Corporation or an outside consultant or firm.

     (2) Upon any changes in the composition of the Committee and otherwise approximately once each year, the Committee shall ensure that the Corporation provides the Nasdaq Stock Market, Inc., to the extent required by the Nasdaq Marketplace rules, with written confirmation regarding:

          (A) Any determination that the Board has made regarding the independence of the Committee members;

          (B) The financial literacy of the Committee members;

          (C) The determination that at least one of the Committee members has accounting or related financial management expertise; and

          (D) The annual review and reassessment of the adequacy of the Committee's charter.

IV. MEETINGS OF THE COMMITTEE

     The Committee shall meet twice per year and at any other times as it shall determine is necessary to carry out its duties and responsibilities. In addition, the Committee should meet at least once a year with the Corporation's qualified accountant, senior management and independent auditors.

V. RESPONSIBILITIES

     In carrying out its responsibilities, the Committee believes its policies and procedures should remain flexible, in order to best react to changing circumstances or conditions and to ensure to the Board that the accounting and financial reporting practices of the Corporation are in accordance with all requirements and are of the highest quality. In carrying out these responsibilities, the Committee will:

          (A) Review and reassess the Committee's charter annually.

          (B) Review and recommend to the Board the firm of independent auditors to be selected to audit the books and accounts of the Corporation and its divisions and subsidiaries for each fiscal year.

          (C) Meet with the independent auditors and financial management of the Corporation to review the annual audit plan of the independent auditors including the scope of the proposed audit and the audit procedures to be utilized and at the conclusion thereof review the results of such audit, including any comments or recommendations of the independent auditors.

          (D) Review with the independent auditors and the Corporation's financial and accounting personnel the adequacy and effectiveness of the accounting and internal financial controls of the Corporation, and elicit any recommendations for the improvement of such internal control procedures or particular areas where new or revised controls or procedures are desirable.

          (E) Review, in draft form, the Corporation's Form 10-K, annual report and accounts before submission to the Board and provide advice and comments focusing on:

             (i)   any changes in accounting policies and practices;

             (ii)  major judgmental areas;

             (iii) significant adjustments resulting from audits;

             (iv)  unusual transactions;

             (v) accounting policies relating to significant financial statement items;

             (vi)  compliance with accounting standards; and

             (vii) compliance with stock exchange and legal requirements.

          (F) In relation to the above, the Committee should consider any significant or unusual items that are, or may need to be, reflected in such reports and accounts and must give due consideration to any matters that have been raised by the Corporation's qualified accountant, compliance officer or auditors.

          (G) Review the Corporation's Form 10-Qs and earnings press releases prior to their filing or prior to the release of earnings. The Chairman of the Committee may represent the entire committee for purposes of this review and he will contact other committee members at his discretion.

          (H) Review the Corporation's internal audit plan and procedures, and the independence, adequacy and effectiveness of such audit plan and procedures.

          (I) Consider and review with management and the internal auditors the significant findings and any difficulties encountered in the course of their audits during the year and management's responses thereto.

          (J) Provide sufficient opportunity for the internal and independent auditors to meet with the members of the Committee without members of management present. Among the items to be discussed in these meetings are the independent auditors' evaluation of the Corporation's financial, accounting, and auditing personnel, and the cooperation that the independent auditors received during the course of the audit.

          (K) Oversee the independence of the Corporation's independent auditors by, among other things:

             (i) requiring the independent auditors to deliver to the Committee on a periodic basis a formal written statement delineating all relationships between the independent auditors and the Corporation;

             (ii) actively engaging in a dialogue with the independent auditors with respect to any disclosed relationships or services that may impact the objectivity and independence of the independent auditors and recommending that the Board take appropriate action to satisfy itself of the auditors' independence; and

             (iii) ensuring the Committee's receipt from the Corporation's independent auditors of the written disclosures and the letter required by Independence Standards Board Standard No. 1, as may be modified or supplemented.

          (L) Submit the minutes of all meetings of the Committee to, or discuss the matters discussed at each Committee meeting with, the Board.

          (M) Investigate any matter brought to its attention within the scope of the Committee's duties, with the power to retain outside counsel for this purpose if, in its judgment, that is appropriate.

VI. AUTHORITY

     (1) The Committee is authorized by the Board to investigate any activity within the scope of responsibilities set forth in the Committee's charter. The Committee is authorized to seek any information it requires from any employee of the Corporation and all employees are directed to co-operate with any request made by the Committee. The Committee shall have full and unlimited access to all books and accounts of the Corporation and any employees, consultants and advisers it may, from time to time, which to consult.

     (2) The Committee is authorized by the Board to obtain outside accounting, legal or other independent professional advice and to secure the attendance of outsiders with relevant experience and expertise if it considers this necessary.

     (3) The Committee is authorized by the Board to select, evaluate and, where appropriate, replace (subject to any required shareholders' approval) the Corporation's independent auditors.

                               *****************

     While the Committee has the duties and responsibilities set forth in this charter, the Committee is not responsible for planning or conducting the audit or for determining whether the Corporation's financial statements are complete and accurate and are in accordance with generally accepted accounting principles. Similarly, it is not the responsibility of the Committee to resolve disagreements, if any, between management and the independent auditors or to ensure that the Corporation complies with all laws and regulations.

                                 ZINDART LIMITED

   PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL GENERAL MEETING OF
                  SHAREHOLDERS TO BE HELD ON SEPTEMBER 6, 2001

The undersigned, being a shareholder of Zindart Limited (the "Company"), hereby appoints Robert A. Theleen or ________________________________(*), as attorney and proxy of the undersigned, with full power of substitution, to vote all of the shares of the Company that the undersigned may be entitled to vote at the Annual General Meeting of Shareholders of the Company to be held at the Mandarin Oriental Hotel located at 222 Sansome Street, San Francisco, California, United States of America on Wednesday, September 6, 2001 at 2:00 p.m. local time, and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

(*) If a proxy other than Robert A. Theleen is preferred, strike out this name and insert the name of the desired proxy in the space provided.

UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN PROPOSAL 2 AND FOR PROPOSALS 1, 3, 4 AND 5, AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

MANAGEMENT RECOMMENDS A VOTE FOR PROPOSAL 1.

Proposal 1:                To adopt the audited financial statements and the
                           reports of the directors and auditors of the Company for the fiscal year ended March 31, 2001.

                           ______ FOR    ______ AGAINST     ______ ABSTAIN

MANAGEMENT RECOMMENDS A VOTE FOR THE NOMINEES FOR DIRECTOR LISTED BELOW.

Proposal 2:                To elect the following nominees for director until
                           the next Annual General Meeting of Shareholders and until their successors are elected.

Mr. Peter A.J. Gardiner             FOR _____          AGAINST _____              ABSTAIN _____
Mr. Robert A. Theleen               FOR _____          AGAINST _____              ABSTAIN _____
Mr. Alexander M.K. Ngan             FOR _____          AGAINST _____              ABSTAIN _____
Ms. Feather S.Y. Fok                FOR _____          AGAINST _____              ABSTAIN _____
Mr. George Chen                     FOR _____          AGAINST _____              ABSTAIN _____
Mr. James E. Gilleran               FOR _____          AGAINST _____              ABSTAIN _____
Mr. Christopher Guest               FOR _____          AGAINST _____              ABSTAIN _____
Mr. Leo Paul Koulos                 FOR _____          AGAINST _____              ABSTAIN _____
Mr. Gordon L. M. Seow               FOR _____          AGAINST _____              ABSTAIN _____
Mr. Victor Yang                     FOR _____          AGAINST _____              ABSTAIN _____

MANAGEMENT RECOMMENDS A VOTE FOR PROPOSALS 3, 4 AND 5.

Proposal 3:                To approve an amendment to the Company's 1997
                           Equity Incentive Plan, as amended (1) to increase the aggregate number of Ordinary Shares and/or American
                           Depositary Shares ("ADSs") authorized for issuance under such plan from 1,320,000 to 2,200,000, an increase of 880,000 Ordinary Shares and/or ADSs and
                           (2) to increase the maximum share awards that may be granted to an individual in any calendar year from 75,000 Ordinary Shares and/or ADSs to 100% of the
                           Ordinary Shares and/or ADSs available for issuance under such plan.

                           ______FOR        ______AGAINST    ______ABSTAIN

Proposal 4:                To authorize the Board to issue all or part of the
                           authorized but unissued Ordinary Shares of the Company, in such manner and to such persons as the Board shall deem fit in its absolute discretion, such authorization to lapse at the Company's next annual general meeting.

                           ______FOR        ______AGAINST    ______ABSTAIN

Proposal 5:                To re-appoint Arthur Andersen & Co as independent
                           auditors of the Company for the fiscal year ending
                           March 31, 2002.

                           ______FOR        ______AGAINST    ______ABSTAIN



Dated: __________, 2001           ______________________________________________
                                  SIGNATURE(S)
                                  Please sign exactly as your name appears hereon. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians and attorneys-in-fact should add their titles. If signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title.
                                  If signer is a partnership, please sign in partnership name by authorized person.

PLEASE VOTE, DATE AND PROMPTLY RETURN THIS PROXY IN THE ENCLOSED POSTAGE-PREPAID RETURN ENVELOPE.